DEVELOPMENT SERVICES AGREEMENT

THIS DEVELOPMENT SERVICES AGREEMENT (this “Agreement”), dated and effective as of March 31st, 2016, is made by and between The Fair-Haired Dumbbell, LLC, an Oregon limited liability company (the “Company”) and …Some Knucklehead, Inc, an Oregon corporation (the “Developer”).

Recitals

The Company was formed for the purpose of acquiring, owning, developing, constructing and leasing, managing, operating, and, if appropriate or desirable, selling or otherwise disposing of a six story commercial building containing roughly 40,434 gross square feet of office and retail space in one (1) building located on one site in Portland, Oregon (the “Project”).  The Company is operating pursuant to an Amended and Restated Operating Agreement, dated March 25th, 2016 (the “Operating Agreement”).

The Developer has provided and the Company desires that the Developer continue to provide services with respect to the development of the Project.  This Agreement amends, restates and supersedes in their entirety all prior agreements between the parties respecting these services.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Appointment and Term.  The Company hereby ratifies, confirms and appoints the Developer to render services in overseeing the development of the Project for the Company as herein contemplated and the Developer hereby accepts such appointment.

2.

Authority and Obligations.  Subject to the provisions of the Operating Agreement, the Developer shall have the authority and obligation to:

(a)

Prepare or cause to be prepared such engineering surveys, and Plans and Specifications as may be required in connection with the construction of the Project.

(b)

Prepare and submit to the Company for approval a construction budget and make recommendations to the Company regarding any necessary modifications thereto.

(c)

Make available to the Company upon request copies of all development contracts, financing commitments, surveys, budgets, Plans and Specifications and other development items prepared or obtained.

(d)

Obtain a construction contract (the “Construction Contract”); in an amount not to exceed the amount provided therefor in the Projections from a reputable general contractor (the “Contractor”), which Construction Contract shall require the Contractor to post a payment and performance bond in the full amount of the Construction Contract and submit same for approval by the Company.

(e)

Perform or cause to be performed, in a diligent and efficient manner, general administration and supervision of construction of the Project, including but not limited to the following:

(i)

administration and supervision of the activities of the Contractor and all other contractors, subcontractors and others employed in connection with the construction of the Project;

(ii)

preparation of construction schedules and supervision of the scheduling of construction in conformity with such construction schedules;

(iii)

periodic inspection of construction in progress, including but not limited to inspection at completion, for defects in construction and to assure compliance with the Plans and Specifications, and supervision of correction of any and all deficiencies noted pursuant to such inspections;

(iv)

processing and payment of applications for progress payments made by the Contractor, including verification of such applications against the progress of construction as indicated by the aforementioned periodic inspections; and

(v)

analysis of requests for any and all change orders to or variations from the Projections and the Plans and Specifications and submission of such requests to the Company for approval.

(f)

Perform, or cause to be performed, in a diligent and efficient manner, preparation of contracts, letter agreements, purchase orders, and similar documents as are necessary to complete timely the construction of the Project in accordance with the Plans and Specifications.

(g)

Cause the Project to be completed in a manner consistent with good workmanship, defect free and in compliance with the following:

(i)

the Plans and Specifications;

(ii)

all obligations of the Company under any documents executed by the Company under the Loan Documents; and

(iii)

all municipal, state, and other governmental laws, ordinances, and regulations governing the construction of the Project and the use thereof for its intended purposes and all other requirements of law applicable to construction of the Project.

(h)

Cause to be maintained builders risk, contractor’s liability, and workers’ compensation insurance required by law or by the Company with the Company named as the insured, the limits of such coverage to be reasonable under the circumstances, but no less than that required by the, construction lenders, or applicable statutes.

(i)

Cause to be kept separate project accounts and cost records and prepare and furnish upon request financial and progress reports and statements with respect to construction of the Project.

(j)

Make available to the Company upon request copies of all contracts and subcontracts.

(k)

Deliver to the Company copies of all inspection reports and applications for payment given any lender providing a Loan to the Company.

3.

Development Fee.  For development services to be performed under this Agreement, the Company shall pay the Developer as follows:

(a)

A fee of between 8.5% and 9.0% of the total project value (the “Development Fee”) and is payable in cash or equity with the cash component limited to no more than 30% of the total Development Fee.

4.

Accrual Schedule.  The Development Fee shall be paid as follows:

(a)

 1,500 Class A Membership Units;

(b)

$335,147.00 was earned for services performed prior to the date hereof, and

(c)

the balance of the Development Fee shall be drawn down monthly with the balance, if any, payable upon receipt of a Certificate of Occupancy from the City of Portland.

5.

Operating Agreement.  The Developer is an affiliate of the Company and hereby confirms that it has received a fully signed copy of the Operating Agreement and is familiar with the terms and provisions thereof.

6.

Burden and Benefit.  The covenants and agreements contained herein shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties hereto.  No party may assign this Agreement without the consent of the other party.  The Developer shall not assign its obligations hereunder, nor assign, pledge or transfer all or any part of its fees or right to fees payable hereunder, without the Consent of the Company.

7.

Severability of Provisions.  Each provision of this Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

8.

No Continuing Waiver.  None of the parties hereto shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such party.  The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

9.

Defined Terms.  Except as expressly provided herein, terms used in this Agreement with initial capital letters shall have the meanings set forth in the Operating Agreement.

10.

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon, without regard to principles of conflicts of laws.

11.

Binding Agreement.  This Agreement shall be binding on the parties hereto, and their heirs, executors, personal representatives, successors and assigns.

12.

Headings.  All headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any provision of this Agreement.

13.

Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa as the context may require.

14.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

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IN WITNESS WHEREOF, the parties have executed this Development Services Agreement as of the date first written above.

COMPANY:

THE FAIR-HAIRED DUMBBELL, LLC

By: …Some Knucklehead, Inc., its Manager

By:

  /s/Kevin Cavenaugh

Kevin Cavenaugh, Manager

DEVELOPER:

…SOME KNUCKLEHEAD, INC.

By:

  /s/Kevin Cavenaugh

Kevin Cavenaugh, Manager